QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Ultratech, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials: N/A
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2004

TO THE STOCKHOLDERS OF ULTRATECH, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ultratech, Inc., a Delaware corporation (the "Company"), will be held on June 3, 2004, at 10:00 a.m. local time, at the Company's corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

          1.     To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2006, or until their successors are duly elected and qualified;

          2.     To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

          3.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

        Only stockholders of record at the close of business on April 21, 2004 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by signing and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,
Arthur W. Zafiropoulo Chairman of the Board and Chief Executive Officer

April 27, 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ULTRATECH, INC.
3050 Zanker Road
San Jose, California 95134

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2004

General

        The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Ultratech, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 3, 2004 (the "Annual Meeting"), or at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. at the Company's corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134. These proxy solicitation materials were mailed on or about May 14, 2004 to all stockholders entitled to vote at the Annual Meeting.

Voting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 21, 2004, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 23,705,363 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 21, 2004. Stockholders may not cumulate votes in the election of directors.

        All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares which are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

        If the enclosed form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the other matters described in the accompanying Notice and Proxy Statement and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. If you vote your proxy by mail, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company has also retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $10,000, plus out of pocket expenses.

Deadline for Receipt of Stockholder Proposals

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2005 Annual Meeting must be received no later than January 14, 2005 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2005 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before March 30, 2005.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE
ELECTION OF DIRECTORS

General

        On July 23, 1993, the Board of Directors and stockholders of the Company approved the Company's Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors consisting of two classes of directors, each serving staggered two-year terms. The Amended and Restated Certificate of Incorporation became effective on October 6, 1993 and was amended in 1995 and 1998 by the stockholders to give effect to increases in the number of authorized shares of Common Stock. The Amended and Restated Certificate of Incorporation was amended in 2003 by the stockholders to change the name of the Company to Ultratech, Inc.

        The class of directors whose term of office expires at the Annual Meeting currently consists of four directors, all of whom are current directors of the Company. The directors elected to this class will serve for a term of two years, expiring at the 2006 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. As a result, if the nominees for election to the Board of Directors are elected at the Annual Meeting, the Board of Directors will consist of eight persons, with no vacancies. The names of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of April 15, 2004 are set forth below.

        Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The four candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their respective terms or until their successors have been elected and qualified. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

Nominees for Term Ending Upon the 2006 Annual Meeting of Stockholders

        Arthur W. Zafiropoulo, 65, founded the Company in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division (the "Predecessor") of General Signal Technology Corporation ("General Signal") and, since March 1993, has served as Chief Executive Officer and Chairman of the Board. Additionally, Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, from May 1997 until April 1999, and from April 2001 to January 2004. Between September 1990 and March 1993, he was President of the Predecessor. From February 1989 to September 1990, Mr. Zafiropoulo was President of General Signal's Semiconductor Equipment Group International, a semiconductor equipment company. From August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was later sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which was a unit of General Signal. From July 2001 to July 2002, Mr. Zafiropoulo served as Vice Chairman of SEMI (Semiconductor Equipment and Materials International), an international trade association representing the semiconductor, flat panel display equipment and materials industry. From July 2002 to June 2003, Mr. Zafiropoulo has served as Chairman of SEMI; and Mr. Zafiropoulo has been on the Board of Directors of SEMI since July 1995.

        Joel F. Gemunder, 64, has been a Director of the Company since October 1997. Mr. Gemunder has been President and a member of the Board of Directors of Omnicare, Inc., a pharmacy services provider, since 1981, and has been Chief Executive Officer of Omnicare since May 2001. Mr. Gemunder has also served as a member of the board of directors of Roto-Rooter Inc., formerly known as Chemed Corporation, a company operating in the sewer, drain and pipe cleaning, HVAC services and plumbing repair business and the HVAC and appliance repair and maintenance business, since 1977.

        Nicholas Konidaris, 59, has served as a Director of the Company since July 2000. Mr. Konidaris has served as President and Chief Executive Officer of Electro Scientific Industries, Inc., a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets, since January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America, Corp., a holding company of Advantest America, Inc. ("Advantest"), which is a manufacturer of testers and handlers. From February 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America, Corp. From July 1997 to January 2004, Mr. Konidaris also served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc.

        Rick Timmins, 51, has been a Director of the Company since August 2000. Since January 1996, Mr. Timmins has served as Vice-President of Sales and Finance for Cisco Systems, Inc. Mr. Timmins has served as a member of the board of directors of Transmeta Corporation since May 2003, and is the chairman of the audit committee of Transmeta's board of directors.

Directors Not Up for Election Whose Term Ends Upon the 2005 Annual Meeting of Stockholders

        Thomas D. George, 64, has served as a Director of the Company since October 1997. From April 1993 through May 1997, Mr. George served as the President of Motorola SPS ("Motorola"). From June 1986 through April 1993, Mr. George served as the Assistant General Manager of Motorola. In addition, Mr. George has served as a Director of Amkor Technology, Inc., a packaging and test services provider, since October 1997, and is currently a member of the compensation committee of Amkor's board of directors.

        Kenneth Levy, 61, has served as a Director of the Company since May 1993. Mr. Levy is a founder of KLA Instruments Corporation (KLA) and since July 1, 1999 has served as Chairman of the Board and Director of KLA-Tencor. From July 1998 until June 30, 1999, he was the Chief Executive Officer and a Director. From April 30, 1997 until June 30, 1998, Mr. Levy was Chairman of the Board of KLA. From 1975 until April 30, 1997, he served as Chairman of the Board and Chief Executive Officer of KLA Instruments Corporation. Mr. Levy also serves on the boards of directors of the following public companies: Extreme Networks, Inc. a provider of network infrastructure solutions, since October 2001 and of Juniper Networks, Inc., a provider of internet infrastructure solutions, since January 2003. In addition, Mr. Levy serves as a director emeritus on the board of Semiconductor Equipment and Materials Institute (SEMI), an industry trade association.

        Dennis R. Raney, 61, has served as a Director of the Company since April 2003. Mr. Raney served as Chief Financial Officer of eONE Global, LP, a company that identifies, develops and operates emerging electronic payment systems and related technologies that address e-commerce challenges, from July 2001 to June 2003. From March 1998 to July 2001, Mr. Raney served as Chief Financial Officer and Executive Vice President of Novell, Inc., a producer of network software. From March 1997 to December 1997, Mr. Raney served as Chief Financial Officer and Executive Vice President of QAD, Inc., a provider of enterprise resource planning software. Mr. Raney has served as a director of Equinix, a provider of data center and Internet exchange services, since April 2003, and serves as chair of the audit committee of Equinix's board of directors. Mr. Raney has also served as a director of EasyLink Services Corporation, a provider of information exchange services, since May 2003, and serves as chair of the audit committee of EasyLink's board of directors. In addition, since February 2004, Mr. Raney has served as a director of ViewPoint Corporation, a provider of visual application development, content assembly and delivery technology, and as chair of the audit committee of Viewpoint's board of directors. From July 2002 to

June 2003, Mr. Raney served as a director of ProBusiness Services, Inc., which was acquired by Automatic Data Processing, Inc. in June 2003. Mr. Raney also served as a director and audit committee member of Redleaf, Inc., a technology operating company that provides services and capital for pre-seed state technology companies, from March 2001 to June 2003. Mr. Raney previously served as a director and audit committee member of W.R. Hambrecht & Company, an investment banking firm, from November 1998 to July 2001 and served as a director and audit committee member of ADAC Laboratories, a company that designs, develops, manufactures, sells and services electronic medical imaging and information systems, from March 1999 to March 2001. Mr. Raney holds a B.S. degree in chemical engineering from the South Dakota School of Mines & Technology and an MBA from the University of Chicago.

        Vincent F. Sollitto, Jr., 56, has served as a Director of the Company since July 2000. Since September 2003, Mr. Sollitto has served as President and Chief Executive Officer, and as a director of Brillian Corp., a high definition television developer and manufacturer. Between February 2003 and August 2003, Mr. Sollitto served as President of Sollitto Associates, a management consulting firm. Mr. Sollitto served as a Director and the Chief Executive Officer for Photon Dynamics, a manufacturer of test, repair and inspection equipment for the flat panel display industry, from June 1996 to February 2003. From July 1993 to February 1996, Mr. Sollitto served as Vice-President and General Manager of Fujitsu Microelectronics, a semiconductor and electronics device company. Mr. Sollitto has served as a Director of Irvine Sensors Corporation, a developer of advanced signal processing and image stabilization technologies, since March 1997, and Applied Films Corporation, a solutions provider of thin film technology for the flat panel display industry, since July 1999. Mr. Sollitto serves on the audit and compensation committees of Irvine Sensors Corporation and Applied Films Corporation.

Board Committees and Meetings

        During the fiscal year ended December 31, 2003, the Board of Directors held five (5) meetings and acted by unanimous written consent on two (2) occasions. The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. Current copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Policies of the Board of Directors can be found on the Company's website at www.ultratech.com. During the respective term of his service on the Board and its committees during the past fiscal year, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

  Executive Sessions

        Executive sessions of non-management directors are generally held four times a year, at the end of a regular meeting of the board of directors. The sessions are chaired by the Chair of the Nominating and Corporate Governance Committee.

  Communications with the Board

        Any stockholder may communicate with the Board of Directors by postal mail. Communications that are intended specifically for non-management directors should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee. Communications that are intended for a specific director should be sent to the attention of that director. Communications should be sent to: Investor Relations, Attn: Board of Directors, c/o Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134. The Company's Investor Relations department will screen all communications for offensive or otherwise inappropriate messages, including advertisements and other solicitations unrelated to the Company or the activities of the Board of Directors.

  Policy Regarding Director Attendance at Annual Meetings of Stockholders

        The Company strongly encourages attendance by each incumbent director and each nominee to the Board at its Annual Meetings of Stockholders. Three Board members attended the Company's 2003 Annual Meeting of Stockholders.

  Compensation Committee

        The Compensation Committee currently consists of four (4) directors, Messrs. Levy, George, Gemunder and Konidaris. The Board of Directors has determined that each current member of the Compensation Committee is an "independent director" as that term is defined in Rule 4200 of the listing standings of the National Association of Securities Dealers. Furthermore, the Board of Directors has determined that the relationship between the Company and KLA-Tencor Corporation, a company with which Mr. Levy is affiliated, which relationship is described under the section entitled "Certain Relationships and Related Transactions" below is not material to and does not interfere with the exercise of Mr. Levy's independence from management and the Company. The Compensation Committee has a written charter, which was adopted by the Board of Directors in January 2003 and amended in February 2004. The Compensation Committee is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has sole and exclusive authority to administer the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"), the Company's Employee Stock Purchase Plan and the Company's 1998 Supplemental Stock Option/Stock Issuance Plan. The Compensation Committee held nine (9) meetings during the past fiscal year and acted by unanimous written consent on one (1) occasion.

  Audit Committee

        The Audit Committee currently consists of three (3) directors, Messrs. Raney, Sollitto and Timmins. The Audit Committee is responsible for overseeing the integrity of the Company's financial statements and the appointment, compensation, qualifications, independence and performance of the Company's independent auditors, as well as compliance with related legal and regulatory requirements and performance of the Company's accounting practices and internal controls. The Audit Committee held seven (7) meetings during the last fiscal year and did not act by unanimous written consent.

        The Board of Directors adopted and approved a written charter for the Audit Committee on June 8, 2000. The Audit Committee's charter was substantially revised on January 28, 2003 and was further amended on February 2, 2004, a copy of which is attached hereto as Appendix A. The Board of Directors has determined that each current member of the Audit Committee is "independent" as that term is defined in Rule 10A-3 under the Securities Exchange Act of 1934 and an "independent director" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. In addition, the Board of Directors has determined that each of Mr. Raney and Mr. Timmins is an "Audit Committee Financial Expert" as that term is defined by Item 401 of SEC Regulation S-K.

  Nominating and Corporate Governance Committee

        The Nominating Committee, which was formed in April 2001, and which was changed to the Nominating and Corporate Governance Committee in January 2003, currently consists of three (3) directors, Messrs. George, Konidaris and Timmins. The Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is an "independent director" as that term is defined in Rule 4200 of the listing standings of the National Association of Securities Dealers. The Nominating and Corporate Governance Committee held two (2) meetings during the last fiscal year and did not act by unanimous written consent. In January 2003, the Board of Directors substantially revised the written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board of Directors the individuals to be nominated to stand for election to the Board by stockholders at each annual meeting and to fill vacancies on the Board, implements the Board's criteria for selecting new directors, develops and recommends or assesses corporate governance policies of the Company and the Board, and oversees the Board's annual evaluation.

  Consideration of Director Nominees

          Stockholder Nominees

        The Nominating and Corporate Governance Committee will consider nominations for election to the Board recommended by stockholders as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "Director Qualifications." Such nominations by stockholders must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary or Assistant Secretary of the Company at the Company's corporate offices, and received by the Secretary or Assistant Secretary of the Company within the time permitted for submission of a stockholder proposal for inclusion in the Company's proxy statement for the relevant Annual Meeting of Stockholders. The notice of nomination delivered to the Company must set forth as to each proposed nominee who is not an incumbent director (i) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company's securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual's qualifications, with a focus on any criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those identified below, (iv) a representation that the stockholder of record is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, and (v) any material interest of the stockholder in the nomination. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

          Director Qualifications

        The Board of Directors' policy is to encourage selection of directors who will contribute to the Company's overall corporate goals of responsibility to its stockholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee review from time to time the experience and characteristics appropriate for Board members and Director candidates in light of the Board's composition at the time and skills and expertise needed at the Board and committee levels. In addition, the Nominating and Corporate Governance Committee considers whether the candidate:

  •
  has a reputation for integrity, strong moral character and adherence to high ethical standards;

  •
  holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

  •
  has demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

  •
  has the ability to read and understand basic financial statements and other financial information pertaining to the Company;

  •
  has a commitment to understand the Company and its business, industry and strategic objectives;

  •
  has a commitment and the ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, number of other company Boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Company;

  •
  is willing to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

  •
  is in good health, and has the ability to serve;

  •
  for prospective non-employee directors, would be independent under SEC and applicable Nasdaq rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

  •
  is willing to accept the nomination to serve as a director of the Company.

          Identifying and Evaluating Nominees for Directors

        The Nominating and Corporate Governance Committee nominates individuals for election as Directors at each annual meeting of stockholders and for appointment to fill vacancies on the Board of Directors in consultation with the Company's Chief Executive Officer. The Committee identifies and evaluates nominees who, based on their biographical information and other information available to the Committee, appear to meet any minimum criteria adopted by the Committee and/or have the specific qualities, skills or experience being sought (based on input from the full Board and the Chief Executive Officer). The Committee operates and chooses nominees or appointees in accordance with its charter.

  •
  Outside Advisors.    The Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

  •
  Stockholder Suggestions for Potential Nominees.    The Committee will consider suggestions of nominees from stockholders properly submitted in accordance with procedures adopted by the Committee, as summarized above.

  •
  Nomination of Incumbent Directors.    The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria adopted by the Committee.

  •
  Interviews.    After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Committee and by the Chief Executive Officer.

  •
  Board Approval.    Upon completion of the above procedures, the Committee shall determine the list of potential candidates to be nominated or appointed to the Board, subject to the approval of the full Board, which shall include approval by a majority of the independent directors. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Committee.

Director Compensation

        During the fiscal year ended December 31, 2003, the compensation paid to the non-employee Board members was as follows: (i) an annual retainer fee of $25,000 for the Chairman of the Audit Committee, $24,000 for the Chairman of the Compensation Committee and $20,000 for each of the other non-employee Board members; (ii) a per meeting fee for Audit Committee meetings that do not occur on the same day as regular Board meetings of $2,500; (iii) a per meeting fee for meetings of the other Board committees that do not occur on the same day as regular Board meetings of $1,000; and (iv) a per meeting fee for Board meetings of $1,000. The Company will continue to reimburse each non-employee Board member for expenses incurred in connection with his attendance at such Board and committee meetings.

        Pursuant to the Automatic Option Grant Program in effect under the 1993 Plan, each individual who becomes a non-employee Board member will automatically be granted, on the date of his or her initial election or appointment to the Board, a non-statutory stock option to purchase 12,000 shares of the Company's Common Stock. The option will have an exercise price equal to the fair market value per share of Common Stock on the applicable grant date. The option will have a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the optionee's cessation of Board service. The option will be immediately exercisable for all of the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares will vest as follows: (i) fifty percent (50%) of the shares will vest upon completion of one (1) year of Board service measured from the grant date and (ii) the remaining shares will vest in three (3) successive equal annual installments upon completion of each of the next three (3) years of Board service thereafter. On April 15, 2003, Mr. Raney received such an automatic option grant for 12,000 shares with an exercise price of $10.84 per share in connection with his appointment to the Board on that date.

        On the date of each Annual Meeting of Stockholders, each non-employee Board member who is to continue to serve on the Board, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting, will receive an automatic option grant for 8,000 shares of the Company's Common Stock. Each such option will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and will have a maximum term of ten (10) years measured from that date, subject to the earlier termination upon the optionee's cessation of Board service. The option is immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each such 8,000-share grant will vest upon the earlier of (i) the optionee's completion of one (1) year of Board service measured from the grant date and (ii) the optionee's continuation in Board service through the day immediately preceding the date of the first Annual Meeting of Stockholders following the grant date. On June 5, 2003, the date of the 2003 Annual Meeting of Stockholders, Messrs. Gemunder, George, Levy, Konidaris, Sollitto and Timmins each received, as a continuing non-employee director, an option grant under the Automatic Option Grant Program for 8,000 shares of the Company's Common Stock with an exercise price of $18.89 per share, the fair market value per share of the Common Stock on that date. Mr. Raney did not receive an 8,000 share option grant at the 2003 Annual Meeting of Stockholders because he had not served on the Board of Directors for at least six months as of the date of the 2003 Annual Meeting of Stockholders.

        The shares subject to each outstanding option under the Automatic Option Grant Program will vest immediately upon an acquisition of the Company by merger or asset sale or upon certain other changes in control or ownership of the Company. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock, each automatic option grant may be surrendered to the Company in return for a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the fair market value per share of Common Stock on the date the option is surrendered to the Company or, if greater, the highest reported price per share of Common Stock paid in the tender offer over (ii) the option exercise price payable per share.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during the fiscal year ended December 31, 2003, to serve in the same capacity for the fiscal year ending December 31, 2004, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company's independent auditors.

        In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during fiscal year 2003

  Audit Fees

        Audit fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2003 fiscal year were for professional services rendered for the audit of the Company's annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, and accounting and financial reporting consultation totaled $455,271. Audit fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2002 fiscal year for professional services rendered for the audit of the Company's annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, and accounting and financial reporting consultation totaled $478,351.

  Audit-Related Fees

        Audit-related fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2003 fiscal year for internal control reviews and assistance with Section 404 internal control reporting requirements totaled $188,254. There were no audit-related fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2002 fiscal year.

  Tax Fees

        Tax fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2003 fiscal year for tax compliance, tax advice and tax planning totaled $151,972. Tax fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2002 fiscal year for tax compliance, tax advice and tax planning services totaled $159,105.

  All Other Fees

        Other than as set forth above, there were no other fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2003 or 2002 fiscal years.

  Financial Information Systems Design and Implementation Fees

        The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2003.

        All of the 2003 audit fees, audit-related fees and tax fees, and all other fees, were approved by the Audit Committee of the Company's Board of Directors. During 2003, the Audit Committee did not adopt pre-approval policies, but rather it approved services provided by the Company's independent auditors as needed. The Audit Committee has adopted pre-approval policies for 2004, and any pre-approval is detailed as to the particular service or category of services that has been pre-approved. In addition, the Audit Committee has delegated to Mr. Timmins the ability to approve, on behalf of the Audit Committee and in accordance with Section 10A under the Securities Exchange Act of 1934, services to be performed by the Company's independent auditors.

        The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants' independence.

Recommendation of the Board of Directors

        The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2004.

OTHER MATTERS

        The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 1, 2004 (unless otherwise stated in the footnotes) by (i) all persons who are or who may be deemed beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Arthur W. Zafiropoulo(2)	1,877,417	7.8%
Bruce R. Wright(3)	317,526	1.3%
John E. Denzel(4)	126,092	*
Erik Smith(5)	41,793	*
Kenneth Levy(6)	40,000	*
Joel Gemunder(7)	45,000	*
Thomas D. George(8)	49,000	*
Vincent F. Sollitto(9)	32,000	*
Rick Timmins(10)	32,000	*
Nicholas Konidaris(11)	32,000	*
Dennis Raney(12)	14,000	*
All current directors and executive officers as a group (11 persons)(13)	2,606,828	10.6%

*
Less than one percent of the outstanding Common Stock.

(1)
Percentage of ownership is based on 23,700,683 shares of Common Stock issued and outstanding on April 1, 2004. This percentage also takes into account the Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after April 1, 2004, including, but not limited to, through the exercise of options; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)
Includes 1,440,109 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo. Includes 337,308 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004. Also includes 100,000 shares held in the name of the Zafiropoulo Family Foundation.

(3)
Includes 258,800 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(4)
Includes 122,947 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(5)
Includes 40,334 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(6)
Consists of 40,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(7)
Includes of 44,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(8)
Includes 5,000 shares held in the name of Thomas D. George and Colleen George, trustees of the George Family Trust. Includes 44,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(9)
Consists of 32,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(10)
Consists of 32,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(11)
Consists of 32,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(12)
Includes 12,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

(13)
Includes 995,389 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 1, 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

Summary Compensation

        The following table provides certain summary information concerning the compensation earned, for services rendered to the Company and its subsidiaries in all capacities for each of the last three fiscal years, by the Company's Chief Executive Officer and each of the other executive officers of the Company whose salary and bonus for the 2003 fiscal year was in excess of $100,000 (collectively, the "Named Executive Officers"). No other executive officer who would have otherwise been included in such table on the basis of compensation earned for the 2003 fiscal year resigned or otherwise terminated such officer status during that fiscal year.

Summary Compensation Table

		Annual Compensation(2)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	All Other Annual Compensation ($)(4)	Restricted Stock Awards($)	Number of Securities Underlying Options(#)	All Other Compensation ($)(5)
Arthur W. Zafiropoulo(1) Chairman of the Board and Chief Executive Officer	2003 2002 2001	464,308 185,000 190,655	0 0 21,545	18,415 21,416 0	0 0 0	325,000 180,000 138,308	0 4,500 6,000
John E. Denzel(1) President and Chief Operating Officer	2003 2002 2001	223,346 149,877 185,590	0 100,000 4,049	0 0 0	0 0 0	225,000 80,000 28,000	0 500 2,000
Bruce R. Wright(1) Senior Vice President, Finance, Chief Financial Officer, and Secretary	2003 2002 2001	259,860 200,366 127,957	0 0 0	0 0 0	0 0 0	235,000 80,000 54,500	0 500 2,000
Erik Smith(1) Senior Vice President, Worldwide Sales	2003 2002 2001	207,692 169,154 159,084	4,560 48,494 95,342	0 0 0	0 0 0	90,000 64,000 35,075	0 500 2,000

(1)
Mr. Zafiropoulo has served as Chief Executive Officer of the Company since March 1993. Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, from May 1997 to April 1999, and from February 2001 to January 2004. Mr. Wright joined the Company in June 1999 as Senior Vice President, Finance, Chief Financial Officer and Secretary. Mr. Denzel has served as President and Chief Operating Officer since January 2004. Mr. Denzel served as Senior Vice President, Operations from January 2002 to January 2004. From December 1999 to December 2001, Mr. Denzel served as the Vice President, Operations responsible for all Engineering and Manufacturing activities. From July 1996 to November 1999, Mr. Denzel served as the Vice President, Manufacturing. Mr. Smith has served as Senior Vice President, Worldwide Sales and Service since September 2001. From January 2000 to September 2001, Mr. Smith served as Vice President of Worldwide Sales. From March 1999 to December 1999, Mr. Smith served as Director of Marketing, and from August 1997 to February 1999, Mr. Smith served as Director of International Marketing. From June 1997 to July 1997, Mr. Smith was the Director of International Business Development. From July 1992 to May 1997, Mr. Smith served as Director of Operations for the Company's Japan and Korea offices.

(2)
Includes compensation deferred by the Named Executive Officer under the Company's Section 401(k) Plan, Section 125 Cafeteria Benefit Plan and the non-qualified deferred compensation plan. Messrs. Denzel and Smith have outstanding account balances under the non-qualified deferred compensation plan. Although the funds available as investment options under the non-qualified deferred compensation plan are not the same as those available to participants with account balances under the Company's 401(k) plan, the non-qualified plan investment choices provide investment objectives (growth funds, value funds and fixed income funds) which are the same as the investment funds available under the 401(k) plan. The investment return which Mesrs. Denzel and Smith earned on their account balances under the non-qualified plan for the 2003 fiscal year was comparable to the return on the funds with the same investment objectives which were available to participants in the Company's 401(k) plan.

(3)
In 2002, as part of management's continuing efforts to reduce the Company's expenses, the Named Executive Officers voluntarily elected to reduce their salaries by amounts ranging from 17.7% to 51.9%. In addition, the salaries of each of the Named Executive Officers were decreased by approximately 10% for the six-month period between May 2001 and November 2001 in connection with a Company-wide salary reduction program. Over the same period, Messrs. Zafiropoulo and Wright voluntarily reduced their salaries by additional amounts.

(4)
Includes $18,415 and $21,416 of the amount paid by the Company in 2003 and 2002, respectively, for the non-business use of a Company automobile provided to Mr. Zafiropoulo.

(5)
Comprised of the following items: (i) the Company matching contribution under the 401(k) plan in the following amounts per Named Executive Officer: $0 in 2003, $500 in 2002 and $2,000 in 2001; and (ii) $4,000 in term life insurance premiums paid on behalf of Mr. Zafiropoulo for each of the 2002 and 2001 fiscal years.

Stock Options

        The following table provides information on the option grants made to the Named Executive Officers during the fiscal year ended December 31, 2003. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

Option Grants in Last Fiscal Year

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)(2)	Expiration Date
					5%($)	10%($)
Arthur W. Zafiropoulo	125,000 200,000	8.0 12.9	11.36 21.83	1/27/13 7/20/13	893,030 2,745,754	2,263,114 6,958,280
John E. Denzel	75,000 150,000	4.8 9.6	11.36 21.83	1/27/13 7/20/13	535,818 2,059,315	1,357,869 5,218,710
Bruce R. Wright	75,000 160,000	4.8 10.3	11.36 21.83	1/27/13 7/20/13	535,818 2,196,603	1,357,869 5,566,624
Erik Smith	30,000 60,000	1.9 3.9	11.36 21.83	1/27/13 7/20/13	214,327 823,726	543,147 2,087,484

(1)
Grants to Mr. Zafiropoulo for 125,000 shares and 200,000 shares were made on January 28, 2003 and July 21, 2003, respectively. Grants to Mr. Denzel for 75,000 shares and 150,000 shares were made on January 28, 2003 and July 21, 2003, respectively. Grants to Mr. Wright for 75,000 shares and 160,000 shares were made on January 28, 2003 and July 21, 2003, respectively. Grants to Mr. Smith for 30,000 shares and 60,000 shares were made on January 28, 2003 and July 21, 2003, respectively.

Each option listed above has a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Each of the July 2003 options will vest and become exercisable for the option shares as follows: (i) the option will vest and become exercisable for 50% of the shares according to the following schedule (a) twenty-four percent (24%) of such option shares upon the optionee's completion of twelve (12) months of service measured from the grant date, and (b) the remaining shares in a series of thirty-eight (38) successive equal monthly installments upon the optionee's completion of each additional month of service thereafter; and (ii) the option will vest and become exercisable for the remaining 50% of the shares according to the following schedule (x) twenty-four percent (24%) of such option shares upon the optionee's completion of twenty-four (24) months of service measured from the grant date, and (y) the remaining shares in a series of thirty-eight (38) successive equal monthly installments upon the optionee's completion of each additional month of service thereafter. Except for the variations in the vesting acceleration provisions, each of the January 2003 options will vest and become exercisable for the option shares as follows: one hundred percent (100%) of the option shares upon the optionee's completion of fifty (50) months of service measured from the grant date. Mr. Zafiropoulo's January 2003 option will accelerate if the Company achieves $4 million in net income in fiscal year 2003, such that the option will vest and become exercisable for 52% of the shares after one (1) year of service measured from the January 28, 2003 grant date and the option will vest and become exercisable for the balance in twelve (12) equal monthly installments upon his completion of each additional month of service thereafter. Because this milestone was met, Mr. Zafiropoulo's option has accelerated in full. Mr. Denzel's January 2003 option will accelerate if he achieves 95% in spec on time shipment in fiscal year 2003, such that the option will vest and become exercisable for 50% of the shares after one (1) year of service measured from the January 28, 2003 grant date and the option will vest and become exercisable for the balance in thirty-eight (38) equal monthly installments upon his completion of each additional month of service thereafter. Because this milestone was not met, Mr. Denzel's option has not accelerated. Mr. Wright's January 2003 option will accelerate if the Company's cash flow from operations is breakeven in fiscal year 2003, such that the option will vest and become exercisable for 50% of the shares after one (1) year of service measured from the January 28, 2003 grant date and the option will vest and become exercisable for the balance in thirty-eight (38) equal monthly installments upon his completion of each additional month of service thereafter. Because this milestone was met, Mr. Wright's option has accelerated in full. Mr. Smith's January 2003 option will accelerate if year-end backlog (without taking into account reserves or other adjustments required under the Company's backlog policy) is greater than or equal to $65 million in fiscal year 2003, such that the option will vest and become exercisable for 50% of the shares after one (1) year of service measured from the January 28, 2003 grant date and the option will vest and become exercisable for the balance in thirty-eight (38) equal monthly installments upon his completion of each additional month of service thereafter. Because this milestone was met, Mr. Smith's option has accelerated. Except as set forth in such executive officer's employment agreement, if applicable, each of the options listed above will immediately vest in full and become exercisable for all of the option shares in the event the Company is acquired by a merger or asset sale, unless the option is assumed by the acquiring entity or replaced with a cash escrow account that preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the applicable vesting schedule in effect for the option.

(2)
The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or, to the extent permissible under applicable law and Company policy, through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3)
There can be no assurance provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the ten (10)-year option term will be at the assumed 5% and 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

        The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2003 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur W. Zafiropoulo	78,000	1,374,814	232,308	433,000	2,499,767	5,028,550
John E. Denzel	75,000	1,294,315	70,000	278,700	773,857	3,224,727
Bruce R. Wright	0	0	202,300	299,200	2,792,425	3,458,740
Erik Smith	56,800	946,223	18,455	150,500	151,360	1,867,369

(1)
Equal to the fair market value of the securities underlying the option on the exercise date, minus the exercise price paid for those securities.

(2)
Equal to the fair market value of the securities underlying the option at fiscal year-end ($29.37 per share), less the exercise price payable for those securities.

Employment Contracts, Termination of Employment Agreements and Change of Control

        The Compensation Committee of the Board of Directors has the authority as the plan administrator of the Company's 1993 Plan to provide for accelerated vesting of any shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers and any unvested shares actually held by those individuals under the 1993 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

        Other than as described below, none of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. In November 2003, the Company entered into employment agreements with Messrs. Zafiropoulo, Denzel and Wright.

  Employment Agreement with Mr. Zafiropoulo

        The Company has entered into an employment agreement with Mr. Zafiropoulo that provides that he will serve as the Chief Executive Officer of the Company and that the Company will use its reasonable best efforts to see that he is elected as a member of the Board of Directors and as Chairman of the Board as long as he remains employed by the Company under the employment agreement. The employment agreement, which is generally effective on January 1, 2004, provides for a base salary of $555,000, a target bonus of at least 60% of base salary and stock option or other equity awards. For more information on the Company's compensation program, see "Report of the Compensation Committee" below.

        Mr. Zafiropoulo's employment contract also provides for lifetime retiree health (medical and dental) coverage for Mr. Zafiropoulo and his spouse if his employment with the Company is terminated for any reason on or after December 31, 2005 or at any time due to death, disability, termination without cause, constructive discharge or following a change in control. If the retiree health benefit becomes taxable to Mr. Zafiropoulo or his spouse, the Company will pay him or her a "gross-up" payment to make up for the tax payments and any taxes that apply to the gross-up payment.

        Mr. Zafiropoulo's employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Zafiropoulo (or his beneficiary) is entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, partial acceleration of vesting of the stock options granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and continued use of a Company car for 12 months. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

        If, however, Mr. Zafiropoulo's employment terminates for any reason upon or following a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned, 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and continued use of a Company car for 24 months. In addition, regardless of whether Mr. Zafiropoulo's employment is terminated following a change of control of the Company, the stock options granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, upon a change of control, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to July 21, 2003. If Mr. Zafiropoulo incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to "excess parachute payments") with respect to any payments he receives from the Company, the Company will make a "gross-up" payment to Mr. Zafiropoulo to make him whole for this excise tax and any income and employment taxes that apply to the gross-up payment.

        For this purpose, a change of control generally includes:

  •
  Acquisitions of more than 50% of the Company's voting stock by one person or group;

  •
  Changes in membership on the Board of Directors such that a majority of the directors who are currently on the Board of Directors, and those nominated by such directors, are no longer a majority of the Board of Directors;

  •
  Consummation of a merger or consolidation in which the Company is not the surviving entity;

  •
  Sale, transfer or other disposition of all or substantially all of the Company's assets; or

  •
  A reverse merger in which the Company is the surviving entity but in which the Company's stockholders before the merger do not own more than 50% of the voting stock after the merger.

  Employment Agreement with Mr. Denzel

        The Company entered into an employment agreement with Mr. Denzel, effective January 1, 2004, that provides that he will serve as the Company's President and Chief Operating Officer. The employment agreement provides for a base salary of $276,000, a target bonus of at least 45% of base salary and stock option or other equity awards. For more information on the Company's compensation program, see "Report of the Compensation Committee" below.

        Mr. Denzel's employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Denzel (or his beneficiary) is entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, partial acceleration of vesting of the stock options granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and, except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following termination of his employment. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

        If, however, Mr. Denzel is constructively discharged or terminated without cause within one year after a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned, 24 months of continued base salary at the rate then in effect (or if greater, in effect immediately prior to the change of control), full acceleration of vesting of the stock options granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and reimbursement of COBRA costs for continued medical coverage for up to 18 months following the termination of his employment. In addition, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to July 21, 2003. A change in control in Mr. Denzel's employment agreement has the same meaning as in Mr. Zafiropoulo's employment agreement described above.

  Employment Agreement with Mr. Wright

        The Company entered into an employment agreement with Mr. Wright, effective January 1, 2004, that provides that he will serve as the Senior Vice President, Finance, Chief Financial Officer, and Secretary of the Company. The employment agreement provides for a base salary of $275,000, a target bonus of at least 40% of base salary and stock option or other equity awards. For more information on the Company's compensation program, see "Report of the Compensation Committee" below.

        Mr. Wright's employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Wright (or his beneficiary) is entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, partial acceleration of vesting of the stock options granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and, except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following termination of his employment. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

        If, however, Mr. Wright's employment terminates for any reason following a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned and 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control). In addition, regardless of whether Mr. Wright's employment is terminated following a change of control of the Company, the stock options granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to

July 21, 2003. A change of control in Mr. Wright's employment agreement has the same meaning as in Mr. Zifaropoulo's employment agreement described above.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

        The following table provides information as of April 1, 2004 with respect to the shares of the Company's common stock that may be issued under the Company's existing equity compensation plans. There are no outstanding options assumed by the Company in connection with its acquisitions of other companies, and there are no assumed plans under which options can currently be granted.

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	4,178,442	(3)	$19.3956	695,385	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	1,518,613		$15.4681	9,369

Total	5,697,055		$18.3487	704,754

(1)
Consists of the Company's 1993 Stock Option/Stock Issuance Plan and the Company's Employee Stock Purchase Plan.

(2)
Consists solely of the Company's 1998 Supplemental Stock Option/Stock Issuance Plan.

(3)
Excludes purchase rights accruing under the Employee Stock Purchase Plan. Under such plan, each eligible employee may purchase up to 1,000 shares of Common Stock at semi-annual intervals each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of the Common Stock on the employee's entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)
Includes shares available for future issuance under the 1993 Stock Option/Stock Issuance Plan and the Employee Stock Purchase Plan. As of April 1, 2004, 571,832 shares of common stock were available for issuance under the 1993 Stock Option/Stock Issuance Plan and 123,553 shares were available for issuance under the Employee Stock Purchase Plan. The 571,832 shares available for issuance under the 1993 Stock Option/Stock Issuance Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued under the stock issuance program in effect under such plan through direct stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

The Supplemental Stock Option/Stock Issuance Plan

        The Supplemental Stock Option/Stock Issuance Plan (the "Supplemental Plan") was implemented by the Board in October 1998 as a non-stockholder approved plan under which option grants or direct stock issuances may be made to employees who at the time of the grant are neither executive officers or Board members nor hold the title of Vice President or General Manager. The Board has authorized 1,950,000 shares of Common Stock for issuance under the Supplemental Plan. All option grants must have an exercise price per share not less than the fair market value per share of the Common Stock on the grant date, and all direct issuances of Common Stock under the Supplemental Plan must have an issue price not less than the fair market value of the shares at the time of issuance. Options will have a maximum term not in excess of ten years and will terminate earlier within a specified period following the optionee's cessation of service with the Company (or any parent or subsidiary corporation). Each granted option will vest in one or more installments over the optionee's period of service with the Company. However, the options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. Direct stock issuances may be made with similar vesting conditions. All options granted under the Supplemental Plan will be non-statutory stock options under the Federal tax laws. As of April 1, 2004, options covering 1,518,613 shares of Common Stock were outstanding under the Supplemental Plan, 9,369 shares remained available for future option grants, and options covering 422,018 had been exercised.

        Share issuances under the 1993 Stock Option/Stock Issuance Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Supplemental Plan, and share issuances under the Supplemental Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1993 Stock Option/Stock Issuance Plan.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is responsible for administering the compensation program for executive officers of the Company. The Company's overall compensation philosophy is to align the executives' financial interests with the short-term and long-term interests of its stockholders, to motivate executives to reach and exceed financial goals and to provide a total compensation package that attracts, retains and motives superior executive personnel.

        It is the policy of this Compensation Committee to structure the compensation program to be competitive with other high-tech companies in similar industries and allow customization at the individual level to reflect individual performance, commitment and future potential. During 2003, the Compensation Committee retained an outside compensation consultant to review the Company's compensation practices and to advise the Compensation Committee regarding the ability of those practices to meet the Company's overall compensation objectives. The consultant constructed a peer group of public companies in the high-tech and precision manufacturing industries and assessed the compensation practices of the companies in that peer group. The consultant concluded that the compensation of the Company's executives as a group was generally competitive with other companies at the Company's current revenue size. However, when compared to companies with revenues at higher levels, the compensation of the executives as a group was not competitive. Thus, the Company's current compensation package would impair its ability to continue to attract and retain outstanding executives as the Company's revenues grow.

        With the assistance of the consultant, the Compensation Committee reviewed the compensation package of each executive officer on an individual basis, taking into account the individual's contribution and commitment to the Company as well as the market level of compensation for that individual's position in the peer group of companies. As a result of this process, the Compensation Committee determined that it was necessary to increase the base salaries of the executive officers and to design new short-term and long-term incentive programs in order to meet the Company's objectives. These adjustments to base salaries and the new short-term and long-term incentive programs were implemented as of January 1, 2004. In addition, upon the advice of the consultant, the Company entered into employment contracts with Mr. Zafiropoulo, Mr. Denzel and Mr. Wright, as described beginning on page 18 of this proxy statement.

Specific Factors

        In 2003, the compensation program for executive officers consisted of base salary and long-term incentive compensation in the form of stock options, with a major portion of the total compensation opportunity in stock options. The Compensation Committee believes that having a substantial portion of compensation contingent upon performance aligns the interest of executive officers with those of stockholders and enhances value to stockholders. It is the view of the Compensation Committee that the program satisfied that goal of enhancing value to stockholders in 2003 and providing compensation that was generally competitive with other companies in the peer group with comparable revenues.

        Base Salaries.    The base salary levels for the executive officers were established for the 2003 fiscal year on the basis of the following principal factors: individual performance, the estimated salary levels in effect for similar positions at a select group of companies within and outside the Company's industry with which the Company competes for executive talent and internal comparability considerations. For the 2003 fiscal year, the salary levels established for the executive officers, except the Chief Executive Officer, were below the 50th percentile of the base salaries paid to the executive officers in comparable positions at the principal companies with which the Company competes for executive talent.

        As indicated above, the adjustments to the base salaries of executive officers for 2004 were determined by evaluating their responsibilities, experience and skills, and by reference to the competitive marketplace. In making those adjustment, it was the intention of the Compensation Committee is to establish base salaries at levels that were between the 50th and 65th percentiles of the market; however, the Compensation Committee allowed variations to recognize individual talents, special value of an individual to the Company and external demand for executives with the individual's experience and skills. As a result, Mr. Zafiropoulo's base salary was increased to $555,000; Mr. Denzel's base salary was increased to $276,000 (which also reflects the promotion of Mr. Denzel to the office of President of the Company); Mr. Wright's base salary was increased to $275,000; Mr. Smith's base salary was increased to $210,000. The Compensation Committee will review base salaries on an annual basis and make adjustments in accordance with the factors described above.

        Short-Term Incentive Program.    Beginning in 2004, the Company has implemented an annual cash bonus program with target bonuses established as a percentage of the executive officers' base salaries. These percentages range from 60% for the Chief Executive Officer to 35% for the Senior Vice President, Worldwide Sales. The bonus targets are intended to provide bonus opportunities for the executive officers at levels that range from the 50th to 65th percentiles of the market. The performance goals for the annual bonuses may vary from year to year depending on the Company's strategic focus at the time of establishing those goals. The actual bonus percentage may be above such targets based on 2004 performance.

        The actual amount of the bonuses to be paid for 2004 will be based upon the Company's achievement of its revenue and income goals for 2004. In the case of the Chief Executive Officer and the Chief Financial Officer, the goals are based on revenue and net income. In the case of the other executive officers, the goals are based on revenue and operating income. One-half of the bonus (if any) that an executive officer earns will be paid following the end of 2004; the other half will be deferred and paid out, with interest at the prime rate, in three annual installments. Each unpaid installment will be subject to forfeiture if the executive officer voluntarily leaves the Company prior to payment or is terminated for cause prior to payment.

        Long-Term (Equity) Incentive Program.    Under the Company's 1993 Plan, the Company makes periodic grants of stock options to executive officers. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the executive officer's existing holdings of the Company's common stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

        In 2003, the Compensation Committee made two grants to each of the executive officers as described in the option grant table on page 16 of this proxy statement. Each grant was designed to align the interests of the executive officer with those of the stockholders and will provide a return to the executive officer only if he remains employed by the Company during the applicable vesting period, and then only if the market price of the shares appreciates over the option term.

Compensation of the Chief Executive Officer

        As part of its review of the Company's compensation practices, the consultant concluded that Mr. Zafiropoulo's base salary level for 2003 was at the 55th percentile for compensation paid to chief executive officers of companies in the peer group with revenue levels comparable to the Company's. The Compensation Committee concluded that, based upon Mr. Zafiropoulo's tenure and performance and the Company's critical need for his continued services, his salary should be at the 75th percentile of market or higher. As a result, the Compensation Committee increased his base salary for 2004 to $555,000.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers.

The limitation applies only to compensation which is not considered to be performance-based. The Company's 1993 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation and will therefore not be subject to the $1 million limitation. The non-performance based compensation paid to the Company's executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer. Because the cash compensation payable to any of the Company's executive officers in 2004 is not expected to exceed the $1 million limit per officer, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the salary and bonus opportunity of any executive officer approach the $1 million level.

        The Compensation Committee believes that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration which properly aligns the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Joel F. Gemunder Member, Compensation Committee	Thomas George Member, Compensation Committee
Nicholas Konidaris Member, Compensation Committee	Kenneth Levy Member, Compensation Committee

Compensation Committee Interlocks and Insider Participation

        Messrs. Levy, George, Gemunder and Konidaris currently serve as members of the Company's Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

        The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment of dividends) of the Company's Common Stock assuming $100 invested as of December 31, 1998 with the cumulative total returns of the Nasdaq Stock Market Index and the S&P Small Capital Semiconductor Equipment Index.

Comparison of Cumulative Total Returns(1)(2)(3)

(1)
The graph covers the period from December 31, 1998 to December 31, 2003.

(2)
No cash dividends have been declared on the Company's Common Stock.

(3)
Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, neither the preceding Compensation Committee Report on Executive Compensation nor the Stock Price Performance Graph will be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and officer of the Company has entered into a separate indemnification agreement with the Company.

        The Company has entered into employment agreements with three of its executive officers. See "Executive Compensation and Related Information—Employment Contracts, Termination of Employment Agreement and Change of Control."

        The Company has entered into various service contracts with KLA-Tencor Corporation, a company of which Mr. Levy serves as Chairman of the Board and as a member of the Board of Directors. Since the beginning of fiscal year 2003, the Company has paid KLA-Tencor approximately $245,000. The Company believes that the terms of the contracts with KLA-Tencor are no more or less favorable to the Company than could be obtained from an unaffiliated third party. The Company's Audit Committee has approved these transactions and the Board of Directors has determined that these transactions do not impair Mr. Levy's independent judgment.

        The Board of Directors has adopted a policy that all material transactions with affiliates will be on terms no more or less favorable to the Company than those available from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors and the Audit Committee.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2003, included in the Company's Annual Report on Form 10-K for that year.

        The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

        The Audit Committee has discussed with the Company's independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

        The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

        Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors Dennis Raney Vincent F. Sollitto Rick Timmins, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE
SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2003 fiscal year, the Company believes that all of the Company's executive officers, directors and greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2003 fiscal year.

ANNUAL REPORT

        A copy of the Annual Report of the Company for the fiscal year ended December 31, 2003 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

The Board of Directors of Ultratech, Inc.

Dated: April 27, 2004

APPENDIX A

Audit Committee Charter
of the Audit Committee of the Board of Directors of
Ultratech, Inc.
Amended as of February 2, 2004
(Originally adopted as of January 28, 2003)

1.    Purpose.

        The primary purposes of the committee are to oversee on behalf of the company's board of directors: (1) the integrity of the company's financial statements, (2) the appointment, compensation, qualifications, independence and performance of the company's independent auditors, (3) the company's compliance with legal and regulatory requirements, and (4) the performance of the company's internal audit and controls function. The committee's function is one of oversight only and shall not relieve the responsibilities of the company's management for preparing financial statements which accurately and fairly present the company's financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

2.    Composition.

        (a)   At Least Three Members.    The committee shall consist of at least three directors, one of whom shall be the chairperson. The board shall designate a committee member as the chairperson of the committee.

        (b)   Independence.    All committee members shall be independent as defined in the Nasdaq listing standards, as the same may be amended from time to time (the "listing standards"). No committee member shall be an affiliated person of the company or receive compensation other than in his or her capacity as a member of the audit committee, the board of directors or other board committee, as defined in applicable SEC rules.

        (c)   Financial Literacy.    Each member of the audit committee shall be financially literate upon appointment to the committee, as such qualification is interpreted by the company's board of directors in its business judgment pursuant to the listing standards. At least one member of the committee shall be a "financial expert" as defined in applicable SEC rules.

        (d)   Appointment.    Subject to the requirements of the listing standards, the board may appoint and remove committee members in accordance with the company's bylaws. Committee members shall serve for such terms as may be fixed by the board, or at the will of the board if no specific term is fixed. The board may fill vacancies on the committee by a majority vote of the authorized number of directors, but may remove committee members only with the approval of a majority of the independent directors then serving on the full board.

3.    Selection and Review of Independent Auditors and Their Services.

        (a)   Overall Authority.    Pursuant to applicable SEC rules and the listing standards, the audit committee in its capacity as a committee of the board of directors of the company shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors engaged by the company for purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the audit committee. The audit committee's authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

        (b)   Terms of Audit and Non-Audit Engagements.    The committee shall have sole authority to, and must, pre-approve all audit, review and attest services and permissible non-audit services from the independent auditors, and related fees and other terms of engagement of the independent auditors. The committee may confer with company management on these matters but may not delegate this responsibility to management. All approvals of non-audit services on behalf of the audit committee shall be promptly reported to an appropriate officer of the company so that these approvals may be timely disclosed as required by SEC rules.

        (c)   Delegated Pre-approval Authority.    To the extent permitted by applicable SEC rules, the committee is authorized from time to time to delegate to one or more of its members, or to establish reasonably detailed pre-approval policies and procedures pursuant to which management, shall have the authority to engage permissible services from the independent auditors other than audit, review and attest services, provided that all such decisions to engage any permissible non-audit service shall be reported to the full committee at its next scheduled meeting.

        (d)   Prohibited Non-Audit Services.    The audit committee shall not engage the independent auditors for non-audit services that would impair the independence of the auditors as described in Section 210.2-01(c)(4) of SEC Regulation S-X.

        (e)   Annual Quality Control Review.    The committee shall obtain and review annually a report by the independent auditors describing the firm's internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. In addition, the committee's annual review of the independent auditors shall also include: (i) review and evaluation of the lead partner of the independent auditors for the company's account, and (ii) evaluation of such other matters as the committee may consider relevant to the engagement of the auditors, including views of company management and internal finance employees, and whether the lead partner or auditing firm itself should be rotated, and other staffing matters incident to the review and audit of the company's financial statements.

        (f)    Independent Auditors' Conflicts and Partner Rotation.    The audit committee shall not engage an accounting firm as the company's independent auditors if (i) the company has employed members of the audit engagement team of the accounting firm in a financial reporting oversight role at the company within one year prior to the commencement of procedures for the current audit engagement within the meaning set forth in Section 210.2-01(c)(2)(iii) of SEC Regulation S-X, or (ii) an audit engagement team partner, principal or shareholder performs audit, review or attest services for that issuer or any significant subsidiaries as a partner, principal or shareholder in each of the five previous fiscal years of the company or any significant subsidiaries and continues to serve as a partner, principal or shareholder on the audit engagement team, within the meaning set forth in Section 210.2-01(c)(6) of SEC Regulation S-X.

        (g)   Policy on Hiring Employees of the Auditor.    The committee shall from time to time establish hiring policies that will govern the company's hiring of employees or former employees of the independent auditors, and report these policies to the board.

4.    Annual Financial Reporting.

        In connection with the audit of each fiscal year's financial statements, the committee shall:

        (a)   Discuss Financial Statements with Management: review and discuss the audited financial statements, related accounting and auditing principles and practices, and internal controls assessment with appropriate members of the company's management.

        (b)   Critical Accounting Policy Report: timely request and receive from the independent auditors the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the company, including: (i) ramifications of the use of such alternative disclosures and treatments; and (ii) the treatment preferred by the independent auditors; (3) other material written communications between the independent auditors and the management of the company, such as any management letter or schedule of unadjusted differences.

        (c)   SAS 61 Review: discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as (1) the quality as well as acceptability of the accounting principles applied in the financial statements, (2) new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, (4) issues raised by any "management" or "internal control" letter from the auditors, difficulties encountered in the audit, disagreements with management, or other significant aspects of the audit, and (5) all material arrangements, contingent and other obligations, off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons which may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

        (d)   Review of MD&A: review with appropriate management and auditor representatives the company's intended disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's annual report on Form 10-K.

        (e)   Obtain ISB No. 1 Disclosure: receive from the independent auditors a written disclosure and statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

        (f)    Dialogue with Auditors on Independence: actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors.

        (g)   Review of Audit and Non-Audit Fees: obtain from the independent auditors a statement of the audit fees and other categories of fees billed for the last fiscal year which are required to be disclosed in the company's proxy statement for its annual meeting under the SEC's proxy rules, and consider whether the provision of any non-audit services is compatible with maintaining the auditors' independence.

        (h)   Recommend Filing of Audited Financial Statements: recommend whether or not the audited financial statements should be included in the company's Annual Report on Form 10-K for filing with the SEC.

5.    Quarterly Financial Reporting.

        The committee's quarterly review shall normally include:

        (a)   Quarterly Review: a review of the quarterly financial statements of the company and the results of the independent auditors' review of these financial statements.

        (b)   Discussion of Significant Matters with Management: management's analysis of significant matters which relate to (1) the selection, application and effects of critical accounting policies and estimates applied by the company, (2) accounting changes, judgments or extraordinary items relating to the financial statements, (3) the status of any new, proposed or alternative accounting or financial reporting requirements or methods, and (4) all material arrangements, contingent and other obligations, off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons which may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

        (c)   MD&A: the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's quarterly report on Form 10-Q.

6.    Other Functions.

        (a)   Annual Review of this Charter.    The committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the board.

        (b)   Annual Review of Performance.    The committee shall evaluate its performance as the audit committee on an annual basis.

        (c)   Disclosure and Internal Controls.    The committee shall periodically review with management the company's disclosure controls and procedures and internal controls for financial reporting purposes as defined in applicable SEC rules.

        (d)   Risk Assessment.    The committee shall periodically review management's assessment of the company's exposure to risk and steps management has taken to monitor and control this exposure.

        (e)   Conduct Codes.    The committee shall periodically review the status and implementation of a code of ethics as defined in applicable SEC rules for the company's chief executive officer and senior financial officers, and a business conduct and ethics code applicable to all company employees as required by the listing standards.

        (f)    Complaints and Anonymous Submissions.    The committee shall establish and maintain procedures for (A) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, and auditing matters, and (B) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

        (g)   Related Party Approvals.    As required by the listing standards, the Audit Committee shall establish and communicate to the board of directors and the company's management policies to the effect that the company shall not enter into related party transactions unless the transactions are first reviewed and approved by the audit committee.

        (h)   Other Reviews.    The committee, as the committee may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee which may come to the committee's attention, including:

            (i)  Earnings Press Releases: press releases announcing earnings, which may be undertaken by the committee or the chairperson of the committee, and need not include advance review of each release of financial information or guidance.

           (ii)  Officer Certification: certifications from the company's chief executive officer and chief financial officer which must accompany or be filed with the company's periodic reports, including any report concerning internal controls required to be made by the signing officers and any significant internal control deficiencies or other matters which are required to be reported to the committee in connection with the certifications.

          (iii)  Reports of Financial Issues: published reports, regulatory or accounting initiatives, or communications from employees, government agencies or others, which raise significant issues concerning company financial statements or accounting policies.

          (iv)  National Office Issues: any issues concerning the company which the independent auditors have discussed with their national or supervisory office, or accounting adjustments noted or proposed by the auditors but not implemented.

           (v)  Other Financial Guidance: financial information and earnings guidance provided to the analysts and the public, and to rating agencies.

          (vi)  Compliance Issues: pending or threatened litigation that has the potential to have a material adverse effect on the company; reports concerning significant subsidiary or foreign operations; or alleged violations of law or corporate conduct codes, including without limitation any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company or its agents.

            (i)  Other Functions. The committee may perform any other activities consistent with this charter, the bylaws and applicable listing standards and laws as the committee or the board of directors considers appropriate.

7.    Meetings, Reports and Resources of the Committee.

        (a)   Meetings.    The committee shall meet at least quarterly. The committee may also hold special meetings or act by unanimous written consent as the committee may decide. The committee may meet in separate executive sessions with the chief financial officer, controller or principal accounting officer, internal audit personnel, and representatives of the independent auditors, and may meet with other company employees, agents or representatives invited by the committee.

        (b)   Procedures.    The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members shall constitute a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee shall keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

        (c)   Reports.    The committee shall timely prepare the audit committee report required to be included in the company's annual meeting proxy statement, and report to the board on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee shall also report to the board annually the overall results of (1) the annual review of the independent auditors and their independence, and (2) the annual review by the committee of its own performance. The committee shall also report to the board on the major items covered by the committee at each committee meeting, and provide additional reports to the board as the committee may determine to be appropriate.

        (d)   Committee Access and Resources.    The committee is at all times authorized to have direct, independent and confidential access to the independent auditors and to the company's other directors, management and personnel to carry out the committee's purposes. The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, or other professional consultants selected by the committee, for any matters relating to the purposes of the committee. The company shall provide for adequate funding, as determined by the audit committee, for payment of compensation to the independent auditors for their audit and review reports, and to advisers engaged by the audit committee.

        (e)   Reliance on Others.    Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the committee on reports or other information provided by others.

ULS-PS-04

APPENDIX B

Form of Proxy

ULTRATECH, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Arthur W. Zafiropoulo and Bruce R. Wright and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech, Inc., a Delaware corporation (the "Company"), held of record by the undersigned on April 21, 2004 at the Annual Meeting of Stockholders of Ultratech, Inc. to be held on June 3, 2004 at 10:00 a.m., local time, at Ultratech, Inc.'s Corporate Headquarters, Building No. 2, 2880 Junction Avenue, San Jose, California 95134, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

1.
To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2006, or until their successors are duly elected and qualified.

NOMINEES	(01) ARTHUR W. ZAFIROPOULO,	(02) JOEL F. GEMUNDER,
	(03) NICHOLAS KONIDARIS,	(04) RICK TIMMINS

	For ALL Nominees	☐	Withheld from ALL Nominees	☐
☐	For all nominees except as noted above
2.
To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(continued, and to be signed, on the other side)

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

    MARK HERE IF YOU PLAN TO ATTEND THE MEETING                             ☐

    PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

        Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:
Signature
(Additional signature if held jointly)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2004
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2004
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL REPORT
APPENDIX A
APPENDIX B Form of Proxy